Exhibit 10.1

REV GROUP, INC.

2016 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AMENDMENT

June 2, 2022

Subject to the terms and conditions set forth in the attached grant letter dated March 23, 2020 (the “Grant Letter”) and its Exhibit A (the Grant Letter and Exhibit A constituting the “Agreement”), REV Group, Inc., a Delaware corporation (the “Company”), granted you as of the Grant Date an award of Performance Share Units (the “Award”). The Award was granted under and is subject to the REV Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”). Unless defined in this Amendment, capitalized terms shall have the meanings assigned to them in the Plan. This Performance Share Unit Award Amendment (the “Amendment”) revises the Agreement as described below, and the defined term “Agreement” will include any amendments made by this Amendment. The provisions of the Plan shall control in the event of a conflict among the provisions of the Plan, this Amendment and any descriptive materials provided to you.

You and the Company agree to the following amendment of the Award Terms in the Grant Letter:

a)
The PERFORMANCE PERIOD section of the Grant Letter is deleted in its entirety and replaced with the following:

PERFORMANCE PERIOD: The Performance Period will begin on the Grant Date and end on October 31, 2024.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, this Amendment does not affect the vesting and distribution of PSUs that occurred prior to the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

REV GROUP, INC.
By: /s/ Christopher Daniels
Name: Christopher Daniels Chief Human Resources Officer
/s/ Rodney N. Rushing
Name: Rodney N. Rushing Date: June 2, 2022

Attachment to Performance Share Unit Award Amendment

[SEE ATTACHED]